UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549


                             SCHEDULE 13G


              Under the Securities Exchange Act of 1934

                     (Amendment No. ___4______)*


                        ATWOOD OCEANICS, INC.
                           (Name of Issuer)

                    COMMON STOCK, $1.00 PAR VALUE
                    (Title of Class of Securities)

                               050095108
                            (CUSIP Number)


Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


   1  NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Forstmann-Leff Associates Inc.
      13-3131718

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a)

                                                   (b)


   3  SEC USE ONLY



   4  CITIZENSHIP OR PLACE OF ORGANIZATION

            New York


                  5  SOLE VOTING POWER
     NUMBER OF
       SHARES        348,900 shares
    BENEFICIALLY
      OWNED BY    6  SHARED VOTING POWER
        EACH
     REPORTING       14,500 shares
       PERSON     7  SOLE DISPOSITIVE POWER
        WITH
                     468,900 shares

                  8  SHARED DISPOSITIVE POWER

                     121,200 shares

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       590,100 shares
   10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*


   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.0%

   12  TYPE OF REPORTING PERSON*

       IA, CO


   1  NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FLA Asset Management, Inc.
      13-29256626

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a)

                                                   (b)


   3  SEC USE ONLY



   4  CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware


                  5  SOLE VOTING POWER
     NUMBER OF
       SHARES        None
    BENEFICIALLY
      OWNED BY    6  SHARED VOTING POWER
        EACH
     REPORTING       14,500 shares
       PERSON     7  SOLE DISPOSITIVE POWER
        WITH
                     None

                  8  SHARED DISPOSITIVE POWER

                     121,200 shares

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       121,200 shares
   10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*



   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.8%

   12  TYPE OF REPORTING PERSON*

       IA, CO



   1  NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Stamford Advisers Corp.
      13-3421430

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a)

                                                   (b)


   3  SEC USE ONLY



   4  CITIZENSHIP OR PLACE OF ORGANIZATION

      New York


                  5  SOLE VOTING POWER
     NUMBER OF
       SHARES        None
    BENEFICIALLY
      OWNED BY    6  SHARED VOTING POWER
        EACH
     REPORTING       None
       PERSON     7  SOLE DISPOSITIVE POWER
        WITH
                     None

                  8  SHARED DISPOSITIVE POWER

                     None

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       None
   10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*



   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0%

   12  TYPE OF REPORTING PERSON*

       IA, CO


Item 1(a)      Name of Issuer

               Atwood Oceanics, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

                 15835 Park Ten Place Drive
                 P.O. Box 218350
                 Houston, Texas 77218

Item 2(a)      Name of Person Filing:

                 See Item 1 of the cover pages attached hereto

Item 2(b)      Address of Principal Business Office, or
                 if none, Residence:

                 55 East 52nd Street
                 New York, New York  10055

Item 2(c)      Citizenship:

                 See Item 4 of the cover pages attached hereto

Item 2(d)      Title of Class of Securities:

                 Common Stock, par value $1.00

Item 2(e)      CUSIP Number:

                 050095108

Item 3 Forstmann-Leff Associates Inc., a New York corporation, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (the "Act"). FLA Asset Management, Inc. is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates Inc. Stamford Advisers Corp. is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates Inc.

  Item 4         Ownership:

                 (a)  Amount beneficially owned:
                    See Item 9 of the cover pages attached hereto

                 (b)  Percent of Class:
                    See Item 11 of the cover pages attached hereto

                 (c)  See Items 5 through 8 of the cover pages
                     attached hereto

  Item 5         Ownership of Five Percent or Less of a Class:

                 Not Applicable

  Item 6         Ownership of More than Five Percent on Behalf of
                 Another Person:

                 Not Applicable

  Item 7         Identification and Classification of the
                 Subsidiary Which Acquired the Security Being
                 Reported on By the Parent Holding Company:

                 Not Applicable

  Item 8 Identification and Classification of Members of the Group:

                 Not Applicable

  Item 9         Notice of Dissolution of Group:

                 Not Applicable

  Item 10        Certification:

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                              SIGNATURES



            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  January 12, 1994


                                    FORSTMANN-LEFF ASSOCIATES INC.


                                     By:  /s/ Peter A. Lusk


                                          Peter A. Lusk
                                          Chief Operating Officer


                                     FLA ASSET MANAGEMENT, INC.


                                     By:  /s/ Peter A. Lusk


                                       Peter A. Lusk
                                       Executive Vice President
                                       and Chief Operating Officer

                                     STAMFORD ADVISERS CORP.


                                     By:  /s/ Peter  A. Lusk


                                          Peter A. Lusk
                                          Vice President/Secretary





                                        Exhibit A


                              AGREEMENT

          The  undersigned,  Forstmann-Leff Associates  Inc., FLA
Asset Management, Inc. and Stamford Advisers Corp., agree that the statement to which this exhibit is appended is filed on behalf of each of them.


  January 12, 1994


                                     FORSTMANN-LEFF ASSOCIATES
INC.


                                     By:  /s/ Peter A. Lusk


                                          Peter A. Lusk
                                          Chief Operating Officer


                                     FLA ASSET MANAGEMENT, INC.


                                     By: /s/ Peter A. Lusk


                                      Peter A. Lusk
                                      Executive Vice President
                                      and Chief Operating  Officer

                                     STAMFORD ADVISERS CORP.


                                     By:  /s/ Peter A. Lusk


                                          Peter A. Lusk
                                          Vice President/Secretary